Exhibit 10.02
September 21, 2010
Dear Geoff,
On behalf of Cadence Design Systems, Inc. (“Cadence”), I am pleased to offer you the position of Senior Vice President and Chief Financial Officer, reporting to me. Your compensation will include an annualized base salary of $350,000. As a Senior Vice President, you will be eligible to earn an incentive bonus targeted at 75% of your annualized base salary upon achievement of corporate and individual performance goals in accordance with the terms of Cadence’s annual Executive Key Contributor Bonus Plan. In addition, you will be issued an option to purchase 200,000 shares of Cadence Design Systems Common Stock and issued an Incentive Stock Award of 40,000 shares of Cadence Common Stock, subject to approval of each by the Compensation Committee of the Board of Directors.
Cadence offers a comprehensive Employee Benefits package including a 401(k) plan and a non-qualified deferred compensation plan (“NQDC”) for executives. We also provide a wide variety of health and welfare benefits. Under this plan, you will be able to choose from several different options in each benefit area including Medical, Dental, Vision, Life and Disability Insurance. Additional details on all of these benefits can be found in your “Benefits Year-Round User Guide” and will be discussed in depth at your New Employee Orientation.
Please understand that Cadence is an at-will employer as described in the attached “Employment Terms,” and that this offer is contingent upon successfully passing of the Cadence background verification and upon your execution of the Employee Proprietary Information and Inventions Agreement.
Offers of employment remain open for a short period of time; unless otherwise notified, this offer will expire on September 24, 2010.
Geoff, I am very excited to have you join my Executive Management Team and for you to help drive the Company’s success.
Sincerely,
/s/ Lip-Bu Tan
Lip-Bu Tan
President & Chief Executive Officer
Cadence Design Systems, Inc. 2655 Seely Avenue            San Jose, CA 95134
Phone: 408-943-1234 World Wide Web: www.cadence.com